Exhibit 12

STATEMENT REGARDING COMPUTATION OF RATIOS

Cash Dividends Per Common Share	=	Dividends Declared to Common Shareholders/Average Common Shares Outstanding

Book Value Per Common Share	=	Total Shareholders’ Equity/As-Converted Common Shares Outstanding

Return on Average Assets	=	Net Income/Average Assets

Return on Average Common Equity	=	Net Income/(Average Shareholders’ Equity – Preferred Liquidation Preference)

Average Equity to Average Assets	=	Average Shareholders’ Equity/Average Assets

Net Interest Margin, GAAP	=	Net Interest Income/Average Earning Assets

Net Interest Margin, FTE	=	Tax Equivalent Net Interest Income/Average Earning Assets

Efficiency Ratio, GAAP	=	Noninterest Expense/(Net Interest Income + Noninterest Income)

Efficiency Ratio, Non-GAAP	=	Adjusted Noninterest Expense/(Tax Equivalent Net Interest Income + Adjusted Noninterest Income)

Dividend Payout	=	Dividends Declared to Common Shareholders/Net Income Available to Common Shareholders

Effective Tax Rate	=	Income Tax Expense/Income Before Income Taxes

Average Loan to Deposit Ratio	=	Average Loans/(Average Interest-Bearing Deposits + Average Noninterest-Bearing Demand Deposits)

Nonperforming Assets to Total Assets	=	(Nonaccrual Loans + Loans Past Due 90 Days or More + Unseasoned TDRs + OREO)/Total Assets

Nonperforming Loans to Total Loans	=	(Nonaccrual Loans + Loans Past Due 90 Days or More + Unseasoned TDRs + OREO)/Loans Held for Investment, Net of Unearned Income

Allowance for Loan Losses to Nonperforming Loans	=	Allowance for Loan Losses/(Nonaccrual Loans + Loans Past Due 90 Days or More + Unseasoned TDRs + OREO)

Allowance for Loan Losses to Total Loans	=	Allowance for Loan Losses/Loans Held for Investment, Net of Unearned Income

Net Charge-offs to Average Total Loans	=	(Charge-offs - Recoveries)/Average Loans

Common Equity Tier 1 Ratio	=	(Shareholders’ Equity - Intangible Assets - Net Unrealized Gains (Losses) on Securities Available for Sale – Amounts Recorded in AOCI Attributed to Defined Benefit Plans)/Risk-Weighted Assets

Tier 1 Risk-Based Capital Ratio	=	(Common Equity Tier 1 Capital + Additional Tier 1 Capital)/ Risk-Weighted Assets

Total Risk-Based Capital Ratio	=	Tier 1 Capital + Allowance for Loan Losses/ Risk-Weighted Assets

Tier 1 Leverage Ratio	=	Tier 1 Capital/Average Assets